Record Earnings at Construction Materials Business
Leads MDU Resources' Third Quarter

•	Construction materials business has record third quarter earnings; backlog up 9 percent.

•	Construction services earnings up 53 percent; backlog up 13 percent.

•	Pipeline proceeding with Valley Expansion project.

•	Electric and natural gas utilities continue infrastructure investments and associated rate recovery.

•	2016 earnings per share guidance from continuing operations narrowed to $1.05 to $1.15; including discontinued operations, EPS narrowed to 20 cents to 30 cents.

BISMARCK, N.D. - Nov. 2, 2016 - MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings from continuing operations of $88.2 million, or 45 cents per common share, compared to earnings from continuing operations of $73.7 million, or 38 cents per common share, for the third quarter of 2015. Including discontinued operations, primarily the exploration and production and refining businesses, the company reported earnings of $82.8 million, or 42 cents per common share, for third quarter 2016, compared to a loss of $139.6 million, or 72 cents per share, for third quarter 2015.

For the nine months ended Sept. 30, MDU Resources reported earnings from continuing operations of $166.0 million, or 85 cents per common share, compared to $120.0 million, or 62 cents per share, for the first nine months of 2015. Including discontinued operations, the company had a loss of $1.8 million, or 1 cent per share, for the nine months ended Sept. 30, compared to a loss of $675.5 million, or $3.47 per share, in 2015.

“We have streamlined our company and our two primary business lines, construction materials and services and regulated energy delivery, are providing solid results,” said David L. Goodin, president and CEO of MDU Resources. “Our construction businesses continue to experience strong momentum as the country turns more attention to needed infrastructure improvements. Our construction materials segment achieved record third quarter earnings for the second consecutive year, and our construction services business improved earnings by 53 percent.

“Our regulated energy delivery businesses are focused on growth, including pipeline expansion projects, utility system upgrades and expanding infrastructure,” Goodin said. “The Valley Expansion project in eastern North Dakota and far western Minnesota is proceeding, and construction continues on the 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota.”

Business Unit Results
Construction Materials and Services
The construction materials business reported record third quarter earnings of $69.5 million, up from record third quarter 2015 earnings of $68.8 million. This business saw higher construction margins with increased construction activity in the Pacific and northwestern areas of the U.S. and lower selling, general and administrative expense. Backlog at construction materials is $580 million, which is up 9 percent from last year.

Third quarter earnings at the construction services business were $7.2 million, up $2.5 million from third quarter 2015, with higher workloads and margins on inside electrical and outside work in the western area of the U.S. The construction services backlog of $518 million, which is up 13 percent from last year, includes projects from a broad variety of service areas and across geographic regions.

Regulated Energy Delivery
Earnings at the pipeline and midstream business were $6.7 million, compared to a loss of $3.2 million for third quarter 2015. The pipeline and midstream business reduced its operating costs and benefited from the absence of an $8.7 million after-tax impairment on certain natural gas gathering assets that was recorded in third quarter 2015. Utilization of natural gas storage services continues to be higher than a year ago. The pipeline business in October received Federal Energy Regulatory Commission approval on its pre-filing for the Valley Expansion project. The company is proceeding with survey work and expects to begin construction in early 2018 on the project, which initially is designed to deliver 40 million cubic feet of natural gas per day to eastern North Dakota and far western Minnesota.

The electric and natural gas utility earnings for third quarter were virtually unchanged from the same period in 2015. The electric utility earned $12.7 million, with rate recovery offset by higher operating expenses and depreciation. The natural gas utility had a normal seasonal loss of $12.5 million for the third quarter. Rate relief and higher sales volumes in certain areas were offset by increased operating expenses and depreciation. The utility continues to seek regulatory recovery for costs associated with upgrading and expanding infrastructure to meet current and future customer demands, including anticipated 1 to 2 percent customer growth.

2016 Guidance
MDU Resources is narrowing 2016 earnings guidance from continuing operations to $1.05 to $1.15 per common share. Including discontinued operations, the company expects 2016 earnings of 20 cents to 30 cents per share.

The results of MDU Resources’ exploration and production and refining businesses have been reported as discontinued operations. Any continuing results from MDU Resources’ exploration and production and refining businesses, such as general and administrative expenses, have been included in the “other” category. To reflect this change, MDU Resources is providing guidance in two formats that meet generally accepted accounting principles: one guidance range reflects continuing operations and the other includes discontinued operations. The continuing operations range is similar to the company’s previously reported “adjusted earnings” guidance in that they both exclude results from the exploration and production and refining businesses. The discontinued operations guidance range includes the results from the exploration and production and refining businesses, as well as associated impairments.

Conference Call
The company will host a webcast at 10 a.m. EDT Nov. 3 to discuss third quarter 2016 results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Nov. 17.

The dial-in number for audio replay is 855-859-2056, or 404-537-3406 for international callers, conference ID 86987581.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Janelle Steiner, assistant treasurer, 701-530-1031
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

GAAP Earnings

Business Line	Third Quarter 2016 Earnings	Third Quarter 2015 Earnings	YTD Sept. 30, 2016 Earnings	YTD Sept. 30, 2015 Earnings
	(In millions)
Construction materials and services	$76.7	$73.5	$109.0	$90.8
Regulated energy delivery	6.9	(2.9)	55.0	37.2
Other and eliminations*	4.6	3.1	2.0	(8.0)
Earnings from continuing operations	88.2	73.7	166.0	120.0
Loss from discontinued operations, net of tax	(5.4)	(223.1)	(299.5)	(816.5)
Loss from discontinued operations attributable to noncontrolling interest	—	(9.8)	(131.7)	(21.0)
Earnings (loss) on common stock	$82.8	$(139.6)	$(1.8)	$(675.5)
Earnings (loss) per share:
Earnings from continuing operations	$.45	$.38	$.85	$.62
Discontinued operations attributable to the company, net of tax	(.03)	(1.10)	(.86)	(4.09)
Earnings (loss) per share	$.42	$(.72)	$(.01)	$(3.47)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•
Earnings per share from continuing operations for 2016 are projected to be in the range of $1.05 to $1.15. Including discontinued operations, earnings per share for 2016 are expected to be in the range of 20 cents to 30 cents.

•
Reflecting the company’s divestiture of its exploration and production and refining businesses, the company's long-term compound annual growth goal on earnings per share from continuing operations is 5 to 8 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	Estimated capital expenditures for 2016 are noted in the following table. An updated five-year forecast will be provided in late November to include the years 2017 through 2021.

Capital Expenditures
Business Line	2016 Estimated
(In millions)
Construction materials and services
Construction materials and contracting	$38
Construction services	32
Regulated energy delivery
Electric	127
Natural gas distribution	134
Pipeline and midstream	40
Other	3
Net proceeds and other*	(20)
Total capital expenditures	$354
* Excludes capital expenditures for discontinued operations and sale proceeds for the exploration and production and refining businesses.

Construction Materials and Services

Construction Materials and Contracting
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$724.7	$774.5	$1,476.0	$1,478.0
Operating expenses:
Operation and maintenance	582.2	631.6	1,243.4	1,266.4
Depreciation, depletion and amortization	14.4	16.4	44.3	49.1
Taxes, other than income	12.2	12.0	33.7	32.1
	608.8	660.0	1,321.4	1,347.6
Operating income	115.9	114.5	154.6	130.4
Earnings	$69.5	$68.8	$88.8	$74.3
Sales (000's):
Aggregates (tons)	9,997	10,240	21,281	20,746
Asphalt (tons)	3,507	3,508	5,959	5,467
Ready-mixed concrete (cubic yards)	1,146	1,159	2,840	2,723

Construction Services
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In millions)
Operating revenues	$280.8	$225.8	$822.8	$687.9
Operating expenses:
Operation and maintenance	255.8	207.2	750.1	624.0
Depreciation, depletion and amortization	3.9	3.3	11.4	10.0
Taxes, other than income	9.3	6.7	29.7	24.0
	269.0	217.2	791.2	658.0
Operating income	11.8	8.6	31.6	29.9
Earnings	$7.2	$4.7	$20.2	$16.5

The combined construction materials and services businesses reported earnings of $76.7 million in the third quarter of 2016, compared to $73.5 million in 2015. The increase reflects higher inside electrical and outside workloads and margins in the western region at the services business and record third quarter earnings at the materials business with higher construction margins. Partially offsetting these increases was higher selling, general and administrative expense, primarily higher payroll-related costs. Also offsetting the increases were lower asphalt, ready-mixed concrete and other product line margins at the materials business and lower equipment sales and rental margins at the services business.
The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•	Projected earnings included in 2016 guidance for construction materials are $95 million to $105 million and for construction services are $25 million to $35 million.

•
The construction materials work backlog at Sept. 30 was $580 million, compared to $533 million a year ago. Private work represents 10 percent of construction backlog and public work represents 90 percent.

•
The construction services work backlog at Sept. 30 was $518 million, compared to $458 million a year ago. The construction services backlog includes transmission, distribution, substation, industrial, petrochemical, mission critical, solar energy renewables, research and development, higher education, government, transportation, health care, hospitality, gaming, commercial, institutional and service work.

•
Projected revenues included in the company's 2016 earnings guidance are in the range of $1.85 billion to $1.95 billion for construction materials and $1.0 billion to $1.1 billion for construction services.

•	The company anticipates margins in 2016 to be slightly higher at construction materials and slightly lower at construction services compared to 2015 margins.

•
In December 2015, Congress passed, and the president signed, a $305 billion, five-year highway bill for funding of transportation infrastructure projects that are a key part of the construction materials market.

•
The construction services business continues to pursue opportunities for expansion in energy projects, such as petrochemical, transmission, substations, utility services and renewables. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, construction materials will continue to strategically manage its 1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the 13th-largest specialty contractor, as ranked on Engineering News-Record’s 2016 Top 600 Specialty Contractors list, construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Regulated Energy Delivery

Pipeline and Midstream
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$36.0	$39.7	$105.8	$118.0
Operating expenses:
Operation and maintenance	14.1	32.3	43.1	69.0
Depreciation, depletion and amortization	6.2	7.0	18.5	21.7
Taxes, other than income	3.0	3.2	8.9	9.6
	23.3	42.5	70.5	100.3
Operating income (loss)	12.7	(2.8)	35.3	17.7
Earnings (loss)	$6.7	$(3.2)	$18.3	$6.6
Transportation volumes (MMdk)	67.7	71.8	217.1	210.8
Natural gas gathering volumes (MMdk)	5.1	8.4	15.0	26.7
Customer natural gas storage balance (MMdk):
Beginning of period	28.1	11.8	16.6	14.9
Net injection	7.2	7.5	18.7	4.4
End of period	35.3	19.3	35.3	19.3

The pipeline and midstream segment reported earnings of $6.7 million in the third quarter of 2016, compared to a loss of $3.2 million for the same period in 2015. The increase reflects lower operation and maintenance expense, primarily the absence in 2016 of an impairment of natural gas gathering assets, lower material costs and lower contract services; lower depreciation, depletion and amortization expense, largely due to the sale of certain non-strategic natural gas gathering assets in the fourth quarter of 2015; as well as higher storage services earnings. Partially offsetting these increases were declines in natural gas gathering volumes, primarily due to the sale of certain non-strategic natural gas gathering assets.
The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Projected earnings included in 2016 guidance for pipeline and midstream are $19 million to $23 million.

•
In September 2016, the company secured sufficient capacity commitments and started survey work on a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. The Valley Expansion project will connect the Viking Gas Transmission Company pipeline near Felton, Minnesota, to the company's existing pipeline near Mapleton, North Dakota. Cost of the expansion is estimated at $55 million to $60 million. The project, which is designed to transport 40 million cubic feet of natural gas per day, is under the jurisdiction of the FERC. In October, the company received FERC approval on its pre-filing for the Valley Expansion project. With minor enhancements, the pipeline will be able to transport significantly more volume if required, based on capacity requested or as needed in the future as the region's demand grows. Following receipt of necessary permits and regulatory approvals, construction is expected to begin in early 2018 with completion expected late that same year.

•
The company signed agreements to complete expansion projects, including the Charbonneau and Line Section 25 expansion project. The Charbonneau and Line Section 25 expansion project will include a new compression station as well as other compression modifications and is expected to be in service in the second quarter of 2017. In addition, the company completed the North Badlands project, which includes a 4-mile loop of the Garden Creek pipeline segment and other ancillary facilities, and it was placed in service on Aug. 1, 2016. The Northwest North Dakota project, which includes modification of existing compression, a new compression unit and re-cylindering, was put into service in June 2016.

•
The company has seen strong interruptible storage service injections through the first and second quarters due to wider seasonal spreads and lower natural gas prices. Seasonal spreads narrowed in the third quarter and injections slowed as expected.

•
The company has an agreement with an anchor shipper to construct a pipeline to connect the Demicks Lake gas processing plant in northwestern North Dakota to deliver natural gas into a new interconnect with the Northern Border Pipeline. Project costs are estimated to be $50 million to $60 million. The project is currently delayed by the plant owner.

•
The company continues to target profitable growth by means of both organic growth projects in areas of existing operations and by looking for potential acquisitions that fit existing expertise and capabilities.

•	The company is focused on continually improving existing operations and growing to become the leading pipeline company and midstream provider in all areas in which it operates.

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollars in millions, where applicable)
Operating revenues	$82.2	$74.6	$238.9	$210.7
Operating expenses:
Fuel and purchased power	16.8	20.6	54.7	63.8
Operation and maintenance	28.9	21.5	84.7	65.1
Depreciation, depletion and amortization	12.5	9.5	37.8	28.1
Taxes, other than income	3.6	3.0	10.2	9.1
	61.8	54.6	187.4	166.1
Operating income	20.4	20.0	51.5	44.6
Earnings	$12.7	$12.6	$31.8	$26.8
Retail sales (million kWh)	799.2	823.1	2,393.6	2,475.8
Average cost of fuel and purchased power per kWh	$.019	$.024	$.021	$.024

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$87.9	$89.5	$500.1	$553.1
Operating expenses:
Purchased natural gas sold	37.6	41.3	273.7	336.5
Operation and maintenance	39.5	37.7	116.6	113.6
Depreciation, depletion and amortization	16.6	15.0	49.6	44.3
Taxes, other than income	8.0	7.4	34.3	34.0
	101.7	101.4	474.2	528.4
Operating income (loss)	(13.8)	(11.9)	25.9	24.7
Earnings (loss)	$(12.5)	$(12.3)	$4.9	$3.8
Volumes (MMdk):
Sales	8.5	7.8	61.7	60.4
Transportation	37.6	39.0	109.4	109.1
Total throughput	46.1	46.8	171.1	169.5
Degree days (% of normal)*
Montana-Dakota/Great Plains	174%	98%	84%	88%
Cascade	93%	116%	80%	80%
Intermountain	147%	86%	94%	85%
* Degree days are a measure of the daily temperature-related demand for energy for heating.
The combined utility businesses reported earnings of $200,000 in the third quarter of 2016, compared to $300,000 for the same period in 2015. This decrease reflects higher operation and maintenance expense, largely higher payroll-related costs and higher contract services. Also contributing to the decrease were higher depreciation, depletion and amortization expense due to increased plant additions, which is either largely being recovered in rates or included in rate cases for potential recovery; lower other income, largely lower allowance for funds used during construction; and higher interest expense. These decreases were partially offset by higher electric retail sales margins due to approved rate recovery, reduced in part by decreased electric sales volumes to all customer classes. Also offsetting the decreases were higher natural gas retail sales margins resulting from final and interim rate increases and increased retail sales volumes.
The following information highlights the key growth strategies, projections and certain assumptions for the utility segments:

•	Projected earnings included in 2016 guidance for the utility are $62 million to $72 million.

•
Organic growth opportunities are expected to result in substantial growth of the rate base, which at year-end was $1.8 billion. An updated rate base growth projection and capital investment program will be provided in late November.

•	The company expects its customer base to grow by 1 to 2 percent per year.

•
Investments of approximately $55 million were made in 2015 to serve growth in the electric and natural gas customer base associated with the Bakken oil development. Due to sustained lower commodity prices, investments of approximately $35 million are expected in 2016.

•
In June 2016, the company, along with a partner, began to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The project has been approved as a Midcontinent Independent System Operator multivalue project. More than 95 percent of the necessary easements have been secured. The company expects the project to be completed in 2019.

•
The company is in the process of completing its 2017 Integrated Resource Plan and is evaluating its future generation and power supply portfolio options, including a large-scale resource. The Plan will be finalized in and filed by mid-2017.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

•
The company is evaluating the final Clean Power Plan rule published by the Environmental Protection Agency in October 2015, which requires existing fossil fuel-fired electric generation facilities to reduce carbon dioxide emissions. It is unknown at this time what each state will require for emissions limits or reductions from each of the company's owned and jointly owned fossil fuel-fired electric generating units. In February 2016, the U.S. Supreme Court granted an application for a stay of the Clean Power Plan pending the outcome of legal challenges. The company has not included capital expenditures in its five-year forecast for the potential compliance requirements of the Clean Power Plan.

•	Regulatory actions
Completed Cases:
Since Jan. 1, 2015, the company has implemented final rate increases totaling $45.6 million in annual revenue. This includes electric rate proceedings in Montana, North Dakota, South Dakota and before the FERC, and natural gas proceedings in Minnesota, Montana, North Dakota, Oregon, South Dakota, Washington and Wyoming. Cases recently completed were:

◦
On Sept. 30, 2015, the company filed an application with the Minnesota Public Utilities Commission for a natural gas rate increase of approximately $1.6 million annually, or 6.4 percent above current rates. The requested increase includes rate recovery for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes. An interim increase of $1.5 million, subject to refund, was implemented Jan. 1, 2016. The MNPUC issued an order Sept. 6, 2016, authorizing an increase of approximately $1.1 million annually, or approximately 5.2 percent above current rates, with the requirement that the company submit a compliance filing within 30 days. On Sept. 22, 2016, the company submitted the required compliance filing, which included a refund plan to return the amount of interim revenues collected above the final rates. The final rates will be implemented upon approval of the compliance filing by the MNPUC.

◦
On June 1, 2016, the company filed an application with the Washington Utilities and Transportation Commission for an annual pipeline replacement cost recovery mechanism requesting $4.6 million annually, including $2.4 million associated with incremental pipeline replacement investments and $2.2 million for an alternative recovery request of incremental operation and maintenance costs associated with a maximum allowable operating pressure validation plan. On Oct. 17, 2016, the company filed an update to the application that reduced the incremental pipeline replacement investment to $1.9 million and removed the operation and maintenance costs associated with a maximum allowable operating pressure validation plan. On Oct. 27, 2016, the WUTC allowed the pipeline replacement cost recovery mechanism to become effective Nov. 1, 2016.

Pending Cases:
The company is requesting rate increases totaling $59.2 million in annual revenue, which includes $31.6 million in implemented interim rates. Cases pending are:

◦
On Oct. 26, 2015, the company filed an application with the North Dakota Public Service Commission requesting a renewable resource cost adjustment rider for the recovery of the Thunder Spirit Wind project. On Jan. 5, 2016, the NDPSC approved the rider to be effective Jan. 7, 2016, resulting in an annual increase on an interim basis, subject to refund, of $15.1 million based upon a 10.5 percent return on equity. The interim rate is pending the determination of the return on equity in the general rate case application filed on Oct. 14, 2016.

◦
On Oct. 26, 2015, the company filed an application with the NDPSC for an update to the electric generation resource recovery rider. On March 9, 2016, the NDPSC approved the rider to be effective with service rendered on and after March 15, 2016, which resulted in interim rates, subject to refund, of $9.7 million based upon a 10.5 percent return on equity. The interim rates include recovery of the company's investment in the 88-megawatt simple-cycle natural gas turbine and associated facilities near Mandan, North Dakota, and the 19 MW of new generation from natural gas-fired internal combustion engines and associated facilities near Sidney, Montana. The net investment authorized for the natural gas-fired internal combustion engines and the return on equity on both investments are pending in the general rate case application filed Oct. 14, 2016.

◦
On Nov. 25, 2015, the company filed an application with the NDPSC for an update of its transmission cost adjustment rider for recovery of MISO-related charges and two transmission projects located in North Dakota. On Feb. 10, 2016, the NDPSC approved the transmission cost adjustment effective with service rendered on and after Feb. 12, 2016, resulting in an annual increase on an interim basis, subject to refund, of $6.8 million based upon a 10.5 percent return on equity.

The interim rate is pending the determination of the return on equity in the general rate case application filed Oct. 14, 2016.

◦
On April 29, 2016, the company filed an application with the Oregon Public Utility Commission for a natural gas rate increase of approximately $1.9 million annually, or 2.8 percent above current rates. The request includes rate recovery associated with pipeline replacement and improvement projects to ensure the integrity of the company's system. On Oct. 6, 2016, the company, staff of the OPUC and the interveners in the case filed a stipulation and settlement agreement reflecting an annual rate increase of approximately $754,000 to be effective March 1, 2017. This matter is pending before the OPUC.

◦
On June 10, 2016, the company filed an application with the Wyoming Public Service Commission for an electric rate increase of approximately $3.2 million annually, or 13.1 percent above current rates. The request includes rate recovery associated with an increased investment in facilities along with additional depreciation, operation and maintenance expenses including increased fuel costs, and taxes associated with the increases in investment. A hearing has been scheduled for Jan. 18-19, 2017. This matter is pending before the WYPSC.

◦
On Aug. 12, 2016, the company filed an application with the Idaho Public Utilities Commission for a natural gas rate increase of approximately $10.2 million annually, or approximately 4.1 percent above current rates. The request includes rate recovery associated with increased investment in facilities and increased operating expenses. This is the first general rate case filing by the company in Idaho since 1985. A hearing has been scheduled for March 1-2, 2017. This matter is pending before the IPUC.

◦
On Oct. 14, 2016, the company filed an application with the NDPSC for an electric rate increase of approximately $13.4 million annually, or 6.6 percent above current rates. The request includes rate recovery associated with increased investment in facilities, along with the related depreciation, operation and maintenance expenses and taxes. The company requested an interim increase of approximately $13.0 million, subject to refund, to be effective within 60 days of the filing. This matter is pending before the NDPSC.

Other

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In millions)
Operating revenues	$2.7	$2.8	$6.7	$7.1
Operating expenses:
Operation and maintenance	2.4	2.6	6.3	11.9
Depreciation, depletion and amortization	.5	.6	1.6	1.5
Taxes, other than income	.1	—	.1	.2
	3.0	3.2	8.0	13.6
Operating loss	(.3)	(.4)	(1.3)	(6.5)
Loss	$(1.0)	$(2.1)	$(3.6)	$(11.6)

Included in Other are operation and maintenance expense and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations. Other loss decreased $1.1 million, primarily the result of lower interest expense due to the repayment of long-term debt associated with the exploration and production business.

Discontinued Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$.2	$(217.9)	$(303.0)	$(811.5)
Intercompany eliminations*	(5.6)	(5.2)	3.5	(5.0)
Loss from discontinued operations, net of tax	(5.4)	(223.1)	(299.5)	(816.5)
Loss from discontinued operations attributable to noncontrolling interest	—	(9.8)	(131.7)	(21.0)
Loss from discontinued operations attributable to the company, net of tax	$(5.4)	$(213.3)	$(167.8)	$(795.5)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.
The company's discontinued operations reported a loss of $5.4 million in the third quarter of 2016, compared to a loss of $213.3 million in third quarter 2015. The company's decreased loss is primarily due to the sale of the company's exploration and production and refining businesses, which includes the absence in 2016 of a $224.4 million after-tax fair value impairment of the exploration and production company's assets held for sale in the second quarter of 2015.

Risk Factors and Cautionary Statements That May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream business is dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of power generation facilities and pipelines may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company's natural gas transmission and distribution operations involve risks that may result in accidents and safety regulation costs that could adversely affect the company’s business and its results of operations and cash flows.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•	Weather conditions can adversely affect the company’s operations, and revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•
While the company has completed the sale of all of its exploration and production business marketed oil and natural gas assets, the exploration and production business is subject to potential liabilities relating to the sold assets, primarily arising from events prior to sale.

•
While the company has completed the sale of its membership interests in its refining business, the company is subject to potential liabilities relating to the business arising from events prior to sale.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,208.6	$1,198.3	$3,112.7	$2,997.2
Operating expenses:
Fuel and purchased power	16.8	20.6	54.7	63.8
Purchased natural gas sold	34.3	37.6	242.8	305.3
Operation and maintenance	920.5	928.2	2,237.5	2,126.6
Depreciation, depletion and amortization	54.1	51.8	163.2	154.7
Taxes, other than income	36.2	32.3	116.9	109.0
	1,061.9	1,070.5	2,815.1	2,759.4
Operating income	146.7	127.8	297.6	237.8
Other income	1.7	3.3	3.7	5.7
Interest expense	22.3	22.4	67.4	68.9
Income before income taxes	126.1	108.7	233.9	174.6
Income taxes	37.7	34.8	67.4	54.1
Income from continuing operations	88.4	73.9	166.5	120.5
Loss from discontinued operations, net of tax	(5.4)	(223.1)	(299.5)	(816.5)
Net income (loss)	83.0	(149.2)	(133.0)	(696.0)
Loss from discontinued operations attributable to noncontrolling interest	—	(9.8)	(131.7)	(21.0)
Dividends declared on preferred stocks	.2	.2	.5	.5
Earnings (loss) on common stock	$82.8	$(139.6)	$(1.8)	$(675.5)

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.45	$.38	$.85	$.62
Discontinued operations attributable to the company, net of tax	(.03)	(1.10)	(.86)	(4.09)
Earnings (loss) per common share – basic	$.42	$(.72)	$(.01)	$(3.47)
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.45	$.38	$.85	$.62
Discontinued operations attributable to the company, net of tax	(.03)	(1.10)	(.86)	(4.09)
Earnings (loss) per common share – diluted	$.42	$(.72)	$(.01)	$(3.47)
Dividends declared per common share	$.1875	$.1825	$.5625	$.5475
Weighted average common shares outstanding – basic	195.3	195.2	195.3	194.8
Weighted average common shares outstanding – diluted	195.8	195.2	195.8	194.8

	September 30,
	2016		2015
	(Unaudited)
Other Financial Data
Book value per common share	$11.62		$12.80
Market price per common share	$25.44		$17.20
Dividend yield (indicated annual rate)	2.9%		4.2%
Price/earnings from continuing operations ratio (12 months ended)	22.5	x	18.9	x
Market value as a percent of book value	218.9%		134.4%
Net operating cash flow (year to date)*	$276		$404
Total assets*	$6,353		$6,976
Total equity*	$2,285		$2,515
Total debt*	$1,902		$2,201
Capitalization ratios:
Total equity	54.6%		53.3%		**
Total debt	45.4		46.7		**
	100.0%		100.0%
    * In millions
  ** Includes noncontrolling interest